Exhibit 99.1

BACK-IN RIGHT TO McEWEN MINING’S LOS AZULES COPPER PROJECT TERMINATED
PROJECT NOW FREE OF MAJOR ENCUMBRANCE

TORONTO, ONTARIO - (October 17, 2014) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to announce that it has entered into a transaction with TNR Gold Corp. (“TNR”) (and certain of its subsidiaries) whereby TNR’s back-in right for up to 25% of the equity in certain portions of the Los Azules Copper Project (“Los Azules”), has been terminated.

“The termination of the back-in right removes a legal uncertainty over a contingent ownership interest in the project. Now, we own an uncontested 100% interest in Los Azules. We believe this transaction will make this large asset more attractive and marketable to potential joint venture partners and investors.” The recent purchase of another large copper project in Argentina for more than $400 million is most encouraging. It suggests a positive change in market sentiment regarding Argentina is occurring. Both large copper producers looking for sources of future copper production growth and some big name investors appear prepared to once again invest in Argentina,” said Rob McEwen, Chief Owner.

Los Azules is a large, high-grade, open pit copper project. At a cut-off grade of 0.35% Cu, Los Azules contains a resource of 5.4 billion pounds in the indicated category (389 million tonnes at 0.64% Cu) and 14.3 billion pounds in the inferred category (1,397 million tonnes at 0.46% Cu).

Los Azules is an advanced-stage porphyry copper exploration project located in San Juan Province, Argentina near the border with Chile. The border region between Chile and Argentina is home to some of the world’s largest porphyry copper projects, including Lumina Copper Corp.’s Taca Taca Project which was recently bought by First Quantum Minerals Ltd. for approximately $428 million.

In exchange for the termination of the back-in right, TNR will receive a 0.4% net smelter royalty on Los Azules, 850,000 shares of McEwen Mining and, if McEwen Mining sells all of its interest in the project within thirty-six months of closing the transaction, a bonus payment equal to 1% of the gross proceeds will be paid to TNR.

ABOUT MCEWEN MINING (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by creating a profitable gold producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest); the El Gallo complex in Sinaloa, Mexico; the Gold Bar project in Nevada, US; the Los Azules project in San Juan, Argentina. McEwen Mining has 298,269,879 shares issued and outstanding (including exchangeable shares). Rob McEwen, Chief Owner, Chairman and CEO owns 25% of the shares of the Company.

TECHNICAL INFORMATION

This news release has been reviewed and approved by Luke Willis P.Geo, Director — Resource Modeling, who is a Qualified Person as defined by National Instrument 43-101 (“NI 43-101).

For additional information about the Los Azules Copper Project see the technical report titled “Technical Report Los Azules Porphyry Copper Project, San Juan Province, Argentina”, with an effective date of August 1, 2013, prepared by Richard Kunter, FAusIMM, CP, QP, Robert Sim, PGeo, Bruce M. Davis, PhD, FAusIMM, James K. Duff, PGeo, William L. Rose, PE, Scott C. Elfen, PE, and Steven A. Pozder, PE, MBA, all of whom are qualified persons and all of whom but  James K. Duff  are considered independent of McEwen Mining, as defined by Canadian National Instrument 43-101 “Standards of Disclosure for Mineral Projects” (“NI 43-101”).

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation (including any regulatory action or investigation), the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Sheena Scotland Director, Investor Relations Tel: (647) 258-0395 ext 410 Toll Free: (866) 441-0690 Fax: (647) 258-0408 Facebook: facebook.com/mcewenrob Twitter: twitter.com/mcewenmining	Mailing Address 150 King Street West Suite 2800,P.O. Box 24 Toronto, Ontario, Canada M5H 1J9 E-mail: info@mcewenmining.com